Exhibit 12.1

COMPUTATION OF EARNINGS TO FIXED CHARGES

	Fiscal Year Ended December 31,
(in millions)	2015	2014	2013(1)	2012	2011
Earnings(2)	$197.3	$168.6	$126.1	$229.2	$328.4
Fixed Charges:
Interest expense and amortization of debt discount and financing cost	96.1	91.9	110.8	18.8	11.9
Estimate of the interest within the rental expense	2.6	2.3	1.8	0.4	0.5
Total Fixed Charges	$98.7	$94.2	$112.6	$19.2	$12.4
Earnings Before Fixed Charges	$296.0	$262.8	$238.7	$248.4	$340.8
Ratio of Earnings to Fixed Charges	3.0x	2.8x	2.1x	12.9x	27.5x

(1)	Includes Sealy results of operations from March 18, 2013 through December 31, 2013. Information presented for periods prior to March 18, 2013 do not include Sealy and as a result, the information may not be comparable. Refer to Note 3, “Acquisitions and Divestitures” in our Consolidated Financial Statements included in PART II, ITEM 8 of our Annual Report on Form 10-K for the year ended December 31, 2015, incorporated by reference herein.
(2)	Earnings includes income before income taxes adjusted to exclude equity income in earnings of unconsolidated affiliates and include dividends received from unconsolidated affiliates.